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Delta Air Lines Names Ernst & Young As Auditor For Fiscal 2006

ATLANTA, February 3, 2006 - Delta Air Lines (Other OTC: DALRQ) announced today that the audit committee of its Board of Directors selected Ernst & Young LLP as the company’s independent auditors for the fiscal year ending December 31, 2006.

The audit committee annually considers the selection of Delta’s independent auditors. The selection followed a competitive bid process, which included proposals by large accounting firms. The audit committee selected Ernst & Young because of its experience both with airlines and companies involved in reorganization proceedings.

The audit of Delta’s financial statements for the fiscal year ended December 31, 2005 is being completed by its current independent auditors, Deloitte & Touche LLP. The change for fiscal 2006 was not the result of any disagreement between Delta and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any decision by Deloitte & Touche to resign or refuse to stand for re-election.

“We believe that Ernst & Young, with its relevant experience, is the appropriate professional firm for Delta’s current needs,” said Edward H. Bastian, Delta’s Executive Vice President and Chief Financial Officer. “We appreciate the efforts of Deloitte & Touche over the last several years.”

Delta’s engagement of Ernst & Young as the company’s independent auditors for 2006 is subject to bankruptcy court approval. Accordingly, Delta will file a retention application on the appointment of Ernst & Young with the bankruptcy court.

Delta Air Lines is the world’s second-largest airline in terms of passengers carried, offering daily flights to 503 destinations in 94 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. In summer 2006, Delta plans to offer customers more flights between the U.S. and destinations across Europe, India and Israel than any global airline, including service on 11 new transatlantic routes from its Atlanta and New York-JFK hubs. Delta also is a major carrier to Mexico, South and Central America and the Caribbean, with more than 35 routes announced, added or applied to serve since Jan. 1, 2005. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Customers can check in for flights, print boarding passes and check flight status at delta.com.
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